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                                     EXHIBIT 11.1
                    STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                       (In thousands except per share amounts)


                                                         Three Months Ended
PRIMARY:                                                    September 30,
                                                       ----------------------
                                                           1997        1996
                                                           ----        ----
Weighted average shares outstanding:

Common shares........................................     182,160     172,974

Convertible preferred shares.........................          --          --

Stock options........................................          --          --
                                                         --------    --------

Total weighted average shares outstanding............     182,160     172,974
                                                         --------    --------
                                                         --------    --------

Loss per share:

Net loss.............................................   $( 55,538)   $(21,601)

Preferred stock dividend requirement.................        (131)       (131)
                                                         --------    --------

Net loss available to common stockholders............    $(55,669)   $(21,732)
                                                         --------    --------
                                                         --------    --------

Net loss per share...................................    $  (0.31)   $  (0.13)
                                                         --------    --------
                                                         --------    --------

FULLY DILUTED:

Weighted average shares outstanding:

Common shares........................................     182,160     172,974

Convertible preferred shares.........................          --          --

Zero coupon convertible subordinated debentures......          --          --

Stock options........................................          --          --
                                                         --------    --------

Total weighted average shares outstanding............     182,160     172,974
                                                         --------    --------
                                                         --------    --------
Loss per share:

Net loss.............................................    $(55,538)   $(21,601)

Zero coupon convertible subordinated debenture.......          --          --

Preferred stock dividend requirement.................        (131)       (131)
                                                         --------    --------

Net loss available to common stockholders............    $(55,669)   $(21,732)
                                                         --------    --------
                                                         --------    --------

Net loss per share...................................       (0.31)   $  (0.13)
                                                         --------    --------
                                                         --------    --------